Exhibit (c)(10)

– Preliminary Working Draft Subject to Material Revision – Project Telluride Discussion Materials September 2024

1 – Preliminary Working Draft Subject to Material Revision – Executive Summary ▪ Telluride provided a framework on September 17 for potentially effecting a transaction whereby Telluride would acquire Luggage; the framework implied a $52mm aggregate premium above market value at a Telluride share price of $13.51 ▪ Given the volatility of Telluride’s stock price, Luggage provided a framework on September 25 to mitigate the impact of Telluride’s share price movements on premia – At Telluride share prices below $14, assumed fixed premium for Telluride’s Class B shares of 35% – At Telluride share prices at or above $14, assumed fixed aggregate premium of $62.5mm ▪ Subsequently, Luggage presented a revised framework on September 26 – At Telluride share prices below $14, assumed fixed premium for Telluride’s Class B shares of 35% – At Telluride share prices above $14, assumed the premium for Telluride’s Class B shares steps down by (125 bps) per every $1 increase in Telluride’s share price ▪ Should the Committee decide to move forward, key considerations include: – Overall premium Telluride is willing to pay to effect a buyout of Luggage – Total cash consideration Telluride is willing to use to fund a transaction (given stated ownership preferences and shareholder dynamics) – Measurement period for determining the reference Telluride share price (if utilizing a lookback VWAP, limits the potential for flexing the premia) 1 2

2 – Preliminary Working Draft Subject to Material Revision – ▪ Luggage Common to receive consideration dependent on Telluride’s share price – $20mm at $14/sh or below – $25mm at $18/sh or above – Linearly extrapolated between $14/sh and $18/sh ▪ Luggage framework assumes the following premia based on Telluride’s share price: – Fixed aggregate premium paid of $62.5mm at or above Telluride price of $14/sh – Fixed % premium paid for Class B shares of 35% below Telluride price of $14/sh ▪ Telluride management has indicated a preference to not pay more than $400mm in total cash consideration ▪ Luggage indicated that Certares had a preference to have less than 5% PF ownership of Telluride Summary of Luggage’s Framework Source: Company filings, Luggage materials and FactSet as of September 26, 2024. Note: Dollars and shares in millions. Analysis reflects 14.0mm Telluride common shares (net of VPF) and 12.8mm Class B common shares owned by Luggage per company filings. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings. (1) Based on diluted shares outstanding. Luggage Framework Commentary Telluride Share Price $12.00 $14.00 $16.00 $18.00 $20.00 Consideration to Luggage Common Equity $20.0 $20.0 $22.5 $25.0 $25.0 Plus: Cash to Exchangeable Senior Debentures 330 330 330 330 330 Plus: Cash / Telluride Common Stock to Certares 2 6 8 8 139 190 244 Total Consideration from Telluride $376 $438 $492 $545 $599 Telluride Common Stock Owned by Luggage 14.0 14.0 14.0 14.0 14.0 Telluride Common Share Price(1) $12.00 $14.00 $16.00 $18.00 $20.00 Total Common Stock Consideration $168 $196 $224 $252 $280 Residual Consideration For Telluride Class B Shares $207 $242 $267 $293 $318 Telluride Class B Common Stock Owned by Luggage 12.8 12.8 12.8 12.8 12.8 Implied Telluride Class B Common Stock Price $16.20 $18.88 $20.88 $22.88 $24.88 Aggregate Premium Paid $53.8 $62.5 $62.5 $62.5 $62.5 % of Market Cap 2.9% 2.9% 2.6% 2.3% 2.0% Premium vs. Current Telluride Share Price ($14.57) 11.2% 29.6% 43.3% 57.1% 70.8% Premium vs. Reference Telluride Share Price 35.0% 34.9% 30.5% 27.1% 24.4% Premium vs. Telluride 10-Day VWAP ($14.42) 12.4% 31.0% 44.9% 58.7% 72.6% Premium vs. Telluride 30-Day VWAP ($14.20) 14.1% 33.0% 47.0% 61.1% 75.2% Memo: Assuming Total Max Cash Consideration of $400mm Cash Consideration to Certares (assuming cash to Luggage Common) $26 $50 $48 $45 $45 Telluride Common Stock to Certares – $38 $92 $145 $199 # of Telluride Shares Issued to Certares – 2.7 5.7 8.1 9.9 PF Certares Ownership (1) 1.4% 3.5% 5.7% 7.3% 8.6% Total Telluride Shares Issued – 2.7 5.7 8.1 9.9 % of Telluride Basic Shares Oustanding Issued --% 2.0% 4.1% 5.8% 7.2% Memo: Assuming Max PF Certares Ownership of 5% # of Telluride Shares Issued to Certares – 2.7 4.8 4.8 4.8 PF Certares Ownership (1) 1.4% 3.5% 5.0% 5.0% 5.0% Cash Consideration to Certares $26 $50 $62 $104 $148 Total Cash Outlay for Telluride $376 $400 $415 $459 $503 Total Telluride Shares Issued (assuming cash to Luggage Common) – 2.7 4.8 4.8 4.8 % of Telluride Basic Shares Oustanding Issued --% 2.0% 3.4% 3.4% 3.4% B Illustrative Summary of Revised Framework as Provided by Luggage on 9/25 C A A B E C D E D 1

3 – Preliminary Working Draft Subject to Material Revision – Premium Paid at Various Telluride Share Prices per Luggage Framework Source: Company filings, Luggage materials and FactSet as of September 26, 2024. Note: Dollars in millions. Analysis reflects 14.0mm Telluride common shares (net of VPF) and 12.8mm Class B common shares owned by Luggage per company filings. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a wei ghted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings. Aggregate Premium Paid and % of Market Cap $53.8 $62.5 $62.5 $62.5 $62.5 2.9% 2.9% 2.6% 2.3% 2.0% $12.00 $14.00 $16.00 $18.00 $20.00 Telluride Share Price % Premium for Class B Shares 35.0% 34.9% 30.5% 27.1% 24.4% $12.00 $14.00 $16.00 $18.00 $20.00 Telluride Share Price Aggregate Premium Paid Aggregate Premium Paid % of Market Cap Aggregate Premium is fixed at $62.5mm at $14 / sh and above Implied Aggregate Premium % of Market Cap is fixed at ~2.9% below $14 / sh % Premium for Class B shares is fixed at 35% below $14 / sh Illustrative Summary of Revised Framework as Provided by Luggage on 9/25 1

4 – Preliminary Working Draft Subject to Material Revision – ▪ Luggage Common to receive consideration dependent on Telluride’s share price – $20mm at $14/sh or below – $25mm at $18/sh or above – Linearly extrapolated between $14/sh and $18/sh ▪ Luggage revised framework assumes the following premia based on Telluride’s share price: – Fixed % premium paid for Class B shares of 35% below Telluride price of $14/sh – Decrease in % premium paid for Class B shares by (125 bps) for every dollar increase in Telluride price above $14/sh, linearly extrapolated ▪ Telluride management has indicated a preference to not pay more than $400mm in total cash consideration ▪ Luggage indicated that Certares had a preference to have less than 5% PF ownership of Telluride Summary of Luggage’s Revised Framework Source: Company filings, Luggage materials and FactSet as of September 26, 2024. Note: Dollars and shares in millions. Analysis reflects 14.0mm Telluride common shares (net of VPF) and 12.8mm Class B common shares owned by Luggage per company filings. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings. (1) Based on diluted shares outstanding. Luggage Framework Commentary Telluride Share Price $12.00 $14.00 $16.00 $18.00 $20.00 Consideration to Luggage Common Equity $20.0 $20.0 $22.5 $25.0 $25.0 Plus: Cash to Exchangeable Senior Debentures 330 330 330 330 330 Plus: Cash / Telluride Common Stock to Certares 2 6 8 8 143 197 252 Total Consideration from Telluride $376 $438 $496 $552 $607 Telluride Common Stock Owned by Luggage 14.0 14.0 14.0 14.0 14.0 Telluride Common Share Price(1) $12.00 $14.00 $16.00 $18.00 $20.00 Total Common Stock Consideration $168 $196 $224 $252 $280 Residual Consideration For Telluride Class B Shares $207 $242 $271 $300 $326 Telluride Class B Common Stock Owned by Luggage 12.8 12.8 12.8 12.8 12.8 Implied Telluride Class B Common Stock Price $16.20 $18.88 $21.20 $23.40 $25.50 Aggregate Premium Paid $53.8 $62.5 $66.6 $69.1 $70.4 % of Market Cap 2.9% 2.9% 2.7% 2.5% 2.3% Premium vs. Current Telluride Share Price ($14.57) 11.2% 29.6% 45.5% 60.6% 75.0% Premium vs. Reference Telluride Share Price 35.0% 34.9% 32.5% 30.0% 27.5% Premium vs. Telluride 10-Day VWAP ($14.42) 12.4% 31.0% 47.1% 62.3% 76.9% Premium vs. Telluride 30-Day VWAP ($14.20) 14.1% 33.0% 49.3% 64.8% 79.5% Memo: Assuming Total Max Cash Consideration of $400mm Cash Consideration to Certares (assuming cash to Luggage Common) $26 $50 $48 $45 $45 Telluride Common Stock to Certares – $38 $96 $152 $207 # of Telluride Shares Issued to Certares – 2.7 6.0 8.4 10.3 PF Certares Ownership (1) 1.4% 3.5% 5.9% 7.6% 8.9% Total Telluride Shares Issued – 2.7 6.0 8.4 10.3 % of Telluride Basic Shares Oustanding Issued --% 2.0% 4.3% 6.1% 7.4% Memo: Assuming Max PF Certares Ownership of 5% # of Telluride Shares Issued to Certares – 2.7 4.8 4.8 4.8 PF Certares Ownership (1) 1.4% 3.5% 5.0% 5.0% 5.0% Cash Consideration to Certares $26 $50 $66 $111 $156 Total Cash Outlay for Telluride $376 $400 $419 $466 $511 Total Telluride Shares Issued (assuming cash to Luggage Common) – 2.7 4.8 4.8 4.8 % of Telluride Basic Shares Oustanding Issued --% 2.0% 3.4% 3.4% 3.4% B Illustrative Summary of Revised Framework as Provided by Luggage on 9/26 A A D B C C D 2

5 – Preliminary Working Draft Subject to Material Revision – Premium Paid at Various Telluride Share Prices per Revised Framework Source: Company filings, Luggage materials and FactSet as of September 26, 2024. Note: Dollars in millions. Analysis reflects 14.0mm Telluride common shares (net of VPF) and 12.8mm Class B common shares owned by Luggage per company filings. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a wei ghted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings. Aggregate Premium Paid and % of Market Cap $53.8 $62.5 $66.6 $69.1 $70.4 2.9% 2.9% 2.7% 2.5% 2.3% $12.00 $14.00 $16.00 $18.00 $20.00 Telluride Share Price % Premium for Class B Shares 35.0% 34.9% 32.5% 30.0% 27.5% $12.00 $14.00 $16.00 $18.00 $20.00 Telluride Share Price Aggregate Premium Paid Aggregate Premium Paid % of Market Cap Implied Aggregate Premium % of Market Cap is fixed at ~2.9% below $14 / sh % Premium for Class B shares is fixed at 35% below $14 / sh Illustrative Summary of Revised Framework as Provided by Luggage on 9/26 % Premium for Class B shares decreases by (125 bps) for every dollar increase in Telluride share price above $14 / sh 2

– Preliminary Working Draft Subject to Material Revision –

Comparison of Illustrative Transaction Frameworks

Comparison of Frameworks (Telluride Perspective)

	Certares Revised Framework 9/9/2024	Telluride Counter Framework (As Delivered) 9/13/2024	Telluride Counter Framework (At Current Price) 9/26/2024	1 Luggage Framework (At Current Price) 9/26/2024	2 Revised Luggage Framework (At Current Price) 9/26/2024
Consideration to Luggage Common	$20	$20	$20	$21 (2)	$21 (2)
Plus: Exchangeable Senior Debentures	330	330	330	330	330
Plus: Cash + Telluride Common Stock to Certares	100	64	93	103	104
Plus: Penny-Warrants to Certares (1)	13	--	--	--	--
Total Consideration	**$463**	**$414**	**$443**	**$453**	**$455**
Memo: Total Consideration to Certares	*$113*	*$64*	*$93*	*$103*	*$104*
Telluride Common Stock Owned by Luggage	14.0	14.0	14.0	14.0	14.0
Telluride Share Price	$14.00	$13.51	$14.57	$14.57	$14.57
Total Common Stock Consideration	**$196**	**$189**	**$204**	**$204**	**$204**
Residual Consideration For Telluride Class B Shares	$267	$225	$238	$249	$250
Telluride Class B Common Stock Owned by Luggage	12.8	12.8	12.8	12.8	12.8
Implied Telluride Class B Common Stock Price	**$20.87**	**$17.57**	**$18.63**	**$19.45**	**$19.57**
% Premium vs. Current Telluride Share Price ($14.57)	*43%*	*21%*	*28%*	*34%*	*34%*
% Premium vs. Reference Telluride Share Price	*49%*	*30%*	*28%*	*34%*	*34% (3)*
% Premium vs. Telluride 10-Day VWAP	*47%*	*28%*	*29%*	*35%*	*36%*
% Premium vs. Telluride 30-Day VWAP	*44%*	*24%*	*31%*	*37%*	*38%*
Implied Avg. Telluride Share Price (Common + B's Acq.)	**$17.28**	**$15.45**	**$16.51**	**$16.90**	**$16.95**
% Premium vs. Current Telluride Share Price ($14.57)	*19%*	*6%*	*13%*	*16%*	*16%*
% Premium vs. Reference Telluride Share Price	*23%*	*14%*	*13%*	*16%*	*16%*
% Premium vs. Telluride 10-Day VWAP	*22%*	*12%*	*15%*	*17%*	*18%*
% Premium vs. Telluride 30-Day VWAP	*19%*	*9%*	*16%*	*19%*	*19%*
Aggregate Premium Paid	**$88**	**$52**	**$52**	**$63**	**$64**
% of Market Cap	*4.1%*	*2.5%*	*2.3%*	*2.8%*	*2.9%*

Source: Company filings, Certares materials and FactSet as of September 26, 2024.

Note: Dollars and shares in millions. Analysis reflects 14.0mm Telluride common shares (net of VPF) and 12.8mm Class B common shares owned by Luggage per company filings. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings.

(1) Assumes illustrative term of 3 years.

(2) Linearly extrapolated consideration to Luggage Common based on Luggage framework.

(3) Linearly extrapolated % premium for Class B shares based on revised Luggage framework.

CENTERVIEW PARTNERS 6

7 – Preliminary Working Draft Subject to Material Revision – Telluride Class B Common Stock Premium vs. Common Stock 0% 5% 10% 15% 20% 25% 30% 35% 40% Premium / (Discount) vs. Telluride 10-Day VWAP ($14.42) 1% 6% 11% 16% 21% 26% 31% 36% 41% Premium / (Discount) vs. Telluride 30-Day VWAP ($14.20) 3% 8% 13% 18% 23% 28% 33% 38% 44% Telluride Common Stock Owned by Luggage 14.0 14.0 14.0 14.0 14.0 14.0 14.0 14.0 14.0 Telluride Class B Common Stock Owned by Luggage 12.8 12.8 12.8 12.8 12.8 12.8 12.8 12.8 12.8 Total Telluride Shares Owned by Luggage 26.8 26.8 26.8 26.8 26.8 26.8 26.8 26.8 26.8 Implied Value of Total Consideration $391 $400 $409 $419 $428 $437 $447 $456 $465 Implied Telluride Share Price (Common + B's) $14.57 $14.92 $15.27 $15.61 $15.96 $16.31 $16.66 $17.00 $17.35 Premium / (Discount) vs. Current Telluride Share Price ($14.57) 0% 2% 5% 7% 10% 12% 14% 17% 19% Premium / (Discount) vs. Telluride 10-Day VWAP ($14.42) 1% 3% 6% 8% 11% 13% 16% 18% 20% Premium / (Discount) vs. Telluride 30-Day VWAP ($14.20) 3% 5% 7% 10% 12% 15% 17% 20% 22% (Less): Exchangeable Senior Debentures ($330) ($330) ($330) ($330) ($330) ($330) ($330) ($330) ($330) (Less): Illustrative Consideration to Luggage Common (20) (20) (20) (20) (20) (20) (20) (20) (20) Total Consideration to Certares $41 $50 $59 $69 $78 $87 $97 $106 $115 # of Telluride Shares if Settled with Stock 2.8 3.4 4.1 4.7 5.4 6.0 6.6 7.3 7.9 % of Shares Outstanding Issued (1) 2.0% 2.5% 2.9% 3.4% 3.9% 4.3% 4.8% 5.2% 5.7% PF Certares Ownership (2) 3.9% 4.4% 5.0% 5.5% 6.0% 6.5% 7.0% 7.5% 8.0% Aggregate Premium Paid $-- $9 $19 $28 $37 $47 $56 $65 $75 Implied Premium as % Market Cap --% 0.4% 0.8% 1.3% 1.7% 2.1% 2.5% 2.9% 3.3% Telluride Pro Forma '24E Net Leverage All Cash Consideration to Certares 1.1x 1.1x 1.1x 1.2x 1.2x 1.2x 1.3x 1.3x 1.3x All Stock Consideration (Exc. Exchangeable Senior Debentures) 1.0x 1.0x 1.0x 1.0x 1.0x 1.0x 1.0x 1.0x 1.0x Analysis at Various Premia Paid for Telluride Class B Shares Source: Luggage materials, Telluride projections per Telluride management as approved for Centerview’s use by the special committee of the Telluride board of directors (the “Telluride Projections”), Company filings and FactSet as of September 26, 2024. Note: Dollars in millions. Reflects par value of Series A Preferred of $270mm. Reflects Telluride share price of $14.57. Assumes illustrative transaction expenses of $15mm. (1) Based on ~139mm of Telluride basic shares outstanding, per latest public filings. (2) Reflects sum of shares issued to Certares and ~1.7mm of existing Telluride shares owned by Certares per company filings divided by pro forma Telluride basic shares outstanding. SQ ’24E Net Leverage: 0.0x

– Preliminary Working Draft Subject to Material Revision –

Selected Share Reclassification Precedents

Selected prior reclassification transactions >$500mm market cap since 2015

Selected Precedent Share Reclassification Transactions

Company	Ann. Date	Market Cap ($bn) [1]	Premium As % Of Mkt. Cap [2]	% Premium	
				1-Day Prior	30-Day VWAP
MSC Industrial	Jun-23	$5.4	3.5%	23%	26%
Constellation Brands	Apr-22	43.8	3.4%	28%	36%
VMware	Oct-21	67.8	0.0%	0%	8%
Victory Capital	Sep-21	2.3	0.0%	0%	(3%)
Snowflake	Mar-21	76.6	0.0%	0%	(5%)
Forest City	Dec-16	4.8	2.2%	31%	26%
Stewart Info	Jan-16	0.8	1.6%	35%	24%
Hubbell	Aug-15	5.8	3.4%	28%	23%
Median		**$5.6**	**1.9%**	**25%**	**24%**
Mean		**25.9**	**1.8%**	**18%**	**17%**

Source: Company filings, Wall Street research, press releases and FactSet.
Note: Dollars in billions. Analysis reflects selected prior reclassification transactions >$500mm market cap since 2015. Excludes National Research in 2017, exchanged at 57% premium per high vote share (8.3% of market cap). The National Research high vote shares were entitled to 6x dividend of the low vote shares and the high vote shares historically traded at a significant premium to low vote shares (including at a 56% premium immediately prior to the announcement of the reclassification).
(1) Reflects market cap as of announcement date, calculated as basic shares outstanding per public filings multiplied by low vote share price.
(2) Reflects consideration paid / market cap as of announcement date.

CENTERVIEW PARTNERS 8

9 – Preliminary Working Draft Subject to Material Revision – Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Telluride, Inc. (“Telluride” or the “Company”) in connection with its evaluation of proposed strategic alternatives for Telluride and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Telluride and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Telluride. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Telluride or any other entity, or concerning the solvency or fair value of Telluride or any other entity. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Telluride. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Telluride (in its capacity as such) in its consideration of strategic alternatives, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Telluride or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating strategic alternatives, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.